AeroCentury Corp. Reports 1Q2020 Earnings
June 2, 2020

Hal Lyons
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports First Quarter 2020 Results

BURLINGAME, California, June 2, 2020 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a first quarter 2020 net loss of $10.2 million, or ($6.58) per share, compared to a net loss of $1.3 million, or ($0.85) per share, for the first quarter of 2019.

Results for the quarter ended March 31, 2020 included impairment losses totaling $6.7 million, arising from revised estimated sales proceeds for three regional jet aircraft and an older turboprop aircraft that is being sold in parts. Results also included a $1.2 million bad debt allowance related to two of the Company’s aircraft that are subject to finance leases and a $1.9 million non-cash charge related to the Company’s interest rate swaps, which is included in interest expense.

The results for the first quarter ended March 31, 2019 included $1.4 million of impairment provisions related to the write-down of two older off-lease turboprop aircraft and a spare engine to their estimated sales values, and a non-cash charge of $0.4 million related to the Company’s interest rate swaps, which was included in interest expense.

During the first quarter ended March 31, 2020, the COVID-19 pandemic had a significant impact on the Company’s financial circumstances, mainly due to the impact on the Company’s primary customers, regional airlines. The Company’s customers have experienced a steep decline in revenue, and some requested lease payment concessions and/or deferrals from the Company.

On May 1, 2020, the Company and its credit facility lenders entered into a Fourth Amended and Restated Loan and Security Agreement, which converted the Company’s revolving credit facility with MUFG Union Bank as Agent, into a term loan with an initial principal balance of $83,689,900. The amendment provides for a forbearance of the existing defaults and events of default under the Company’s indebtedness to at least June 29, 2020, which is the milestone for the Company entry into a written agreement for a strategic transaction that would enable repayment of the MUFG indebtedness. The loan has a stated final maturity date of March 31, 2021, but also requires that the Company close on such strategic transaction by August 15, 2020. A more detailed description of the agreement, as well as the full text of the agreement, is available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020.

“The COVID pandemic has had a severe negative impact on the airline industry and our lessees and their compliance with lease obligations,” explained Michael Magnusson, President of AeroCentury Corp. “We were, however, with the cooperation of our lenders, able to consummate in early May an amendment to our MUFG loan agreement ,” Magnusson continued. “We believe the terms of the amendment make it possible for the Company to negotiate and execute a strategic transaction aimed at resolving our MUFG loan default, and puts the Company in a better position to weather the COVID impact as it plays out in the coming quarters.  The Company faces many challenges outside of its control, but we remain steadfast in our aim to preserve shareholder value as much as possible as we work through these unprecedented times for the aircraft leasing industry.”

AeroCentury Corp. Reports 1Q2020 Earnings
June 2, 2020

First Quarter 2020 Highlights and Comparative Data

●
Net loss was $10.2 million compared to a loss of $7.0 million in the preceding quarter and a loss of $1.3 million a year ago.
● EBITDA(1) was ($4.7) million compared to ($2.9) million in the preceding quarter and $4.4 million a year ago.
●
Average portfolio utilization was 83% during the first quarter of 2020 and fourth quarter of 2019, compared to 98% in the first quarter of 2019. The year-to-year decrease was due to aircraft that were on lease in the 2019 period, but off lease in the 2020 period.
●
Total revenues decreased 2% to $4.8 million for the first quarter of 2020, compared to $4.9 million in the preceding quarter, and decreased 37% from $7.6 million in the first quarter a year ago.
o
Operating lease revenue was approximately the same in the first quarter of 2020 and fourth quarter of 2019 and decreased 33% to $4.8 million in the first quarter of 2020 from $7.1 million in the first quarter of 2019 primarily due to reduced rent income resulting from the early termination of four aircraft leases with one of the Company’s customers in the third quarter of 2019 and the sale of an asset in the first quarter of 2019 that had been on lease until the time of sale.
o
During the first quarter of 2020, the Company recorded losses totaling $41,800 on the sale of four aircraft, which was partially offset by $17,600 of gains on the sale of aircraft parts. During the fourth quarter of 2019, the Company recognized net gains of $5,000 related primarily to the sale of aircraft parts and an aircraft. During the first quarter of 2019, the Company recorded gains totaling approximately $0.2 million on the sale of an aircraft and aircraft parts.
●
Total operating expenses increased 28% to $17.7 million from $13.8 million in the preceding quarter, and increased 91% from $9.2 million in the first quarter a year ago.
o
During the first quarter of 2020, the Company recognized asset impairments of $6.7 million, based on estimated sales proceeds, compared to the fourth quarter of 2019, when the Company recognized asset impairments of $6.1 million, based on third-party appraised values or expected sales proceeds. During the first quarter of 2019, the Company recognized $1.4 million of asset impairments on three assets held for sale, based on estimated sales proceeds.
o
Depreciation expense decreased by 11% to $2.2 million in the first quarter of 2020 from $2.4 million in the preceding quarter and decreased by 32% from $3.2 million in the first quarter a year ago, due to sales of aircraft during 2019 and the reclassification of several aircraft from held for lease to held for sale.
o
Interest expense increased by 69% to $6.0 million in the first quarter of 2020 from $3.6 million in the fourth quarter of 2019 and increased 106% from $2.9 million in the first quarter of 2019, primarily as a result of a higher average interest rate and charges related to the Company’s interest rate swaps, the effects of which were partially offset by a lower average debt balance.
o
As a result of payment delinquencies by two customers that leased two of the Company’s aircraft subject to finance leases, the Company recorded a bad debt expense of $1.2 million during the first quarter of 2020 compared to a $1.0 million reversal of bad debt allowance related to the same to customers in the fourth quarter of 2019 based on payments made early in the first quarter of 2020. The Company recorded no bad debt expense during the first quarter of 2019.
o
Salaries, employee benefits and professional fees and other expenses were approximately the same in the first quarters of 2019 and 2020. Such expenses were $0.6 million higher than in the fourth quarter of 2019, primarily due to the writeoff of a portion of the Company’s unamortized legal costs and other legal expenses related to credit facility in the fourth quarter.
●
Book value per share was $8.84 as of March 31, 2020, compared to $15.05 at December 31, 2019 and $25.59 a year ago.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

AeroCentury Corp. Reports 1Q2020 Earnings
June 2, 2020

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of thirteen aircraft, spread over six different aircraft types. Eleven of the aircraft, comprised of nine regional jets and two turboprops, are held for lease. Two additional turboprops are held under sales-type leases. The Company also has three turboprop aircraft, two of which are being sold in parts, and three regional jet aircraft that are held for sale. The current customer base comprises eight customers operating in six countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include statements that the terms of the amendment make it possible for the Company to negotiate and execute a strategic transaction aimed at resolving its MUFG loan default, and puts the Company in a better position to weather the COVID impact as it plays out in the coming quarters; and that  the Company aims to preserve shareholder value as much as possible while working through unprecedented times for the aircraft leasing industry. The Company’s beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to unanticipated further defaults under the Company’s debt agreements, failure to obtain favorable offers for strategic transactions or to come to agreement with potential offerors, and further disruptions to the airline industry due to the COVID pandemic, other unforeseen events or general economic conditions. The forward-looking statements in this press release and the Company’s future results of operations are subject to additional risks and uncertainties set forth under the heading “Factors that May Affect Future Results and Liquidity” in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company’s latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

AeroCentury Corp. Reports 1Q2020 Earnings
June 2, 2020

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Operating lease revenue	$4,768	$4,789	$7,148
Finance lease revenue	56	88	236
Net (loss)/gain on disposal of assets	(24)	5	179
Other (loss)/income	(23)	1	4
	4,777	4,883	7,567

Impairment	6,655	6,084	1,408
Interest	6,013	3,559	2,912
Depreciation	2,170	2,447	3,201
Bad debt expense	1,170	(1,009)	-
Professional fees and other	1,063	1,614	1,004
Salaries and employee benefits	517	618	599
Maintenance costs	80	478	107
	17,668	13,791	9,231

Loss before income tax benefit	(12,891)	(8,908)	(1,664)

Income tax benefit	(2,713)	(1,867)	(356)

Net loss	$(10,178)	$(7,041)	$(1,308)

Loss per share:
Basic	$(6.58)	$(4.55)	$(0.85)
Diluted	$(6.58)	$(4.55)	$(0.85)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884
Diluted	1,545,884	1,545,884	1,545,884

AeroCentury Corp. Reports 1Q2020 Earnings
June 2, 2020

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	March 31,	December 31,
	2020	2019

Cash and cash equivalents	$1,746	$2,350
Restricted cash	2,252	1,077
Accounts receivable	2,470	1,140
Finance leases receivable, net of allowance for doubtful accounts	2,880	8,802
Aircraft, net of accumulated depreciation	106,200	108,369
Assets held for sale	18,289	26,036
Property, equipment and furnishings, net of accumulated depreciation	18	63
Office lease right of use, net of accumulated amortization	442	948
Deferred tax asset	631	518
Prepaid expenses and other assets	995	293
Total assets	$135,923	$149,596
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$1,234	$736
Accrued payroll	107	164
Notes payable and accrued interest, net of unamortized debt issuance costs	110,958	111,638
Derivative liability	1,105	1,825
Derivative termination liability	3,075	-
Lease liability	36	337
Maintenance reserves	2,396	4,413
Accrued maintenance costs	58	446
Security deposits	666	1,034
Unearned revenues	2,460	3,039
Deferred income taxes	-	2,530
Income taxes payable	164	175
Total liabilities	122,259	126,337

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Retained earnings	704	10,882
Accumulated other comprehensive income	(788)	(1,371)
Treasury stock	(3,037)	(3,037)
Total stockholders’ equity	13,664	23,259
Total liabilities and stockholders’ equity	$135,923	$149,596

AeroCentury Corp. Reports 1Q2020 Earnings
June 2, 2020

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	March 31,	December 31,	March 31,
	2020	2019	2019
Reconciliation of Net loss to EBITDA:
Net loss	$(10,178)	$(7,041)	$(1,308)
Depreciation	2,170	2,447	3,201
Interest	6,013	3,559	2,912
Income tax benefit	(2,713)	(1,867)	(356)
EBITDA:	(4,708)	(2,902)	4,449